FORM 3                                     OMB APPROVAL

                                                   OMB Number:      3235-0104
                                                   Expires:  January 31, 2005
                                                   Estimated average burden
                                                   hours per response...0.5
                                                   --------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                   Filed pursuant to Section 16(a) of the
    Securities Exchange Act of 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(h) of the
                       Investment Company Act of 1940

(Print or Type Responses)

-----------------------------------------   -------------------    ---------------------------------------------------------------
1.  Name and Address of Reporting Person*   2.  Date of Event      4.  Issuer Name and Ticker or Trading Symbol
                                                Requiring              Bravo! Foods International Corp. (BRVO)
                                                Statement          ---------------------------------------------------------------
                                                (Month/Day/Year)   5.  Relationship of Reporting   6.  If Amendment, Date of
    Toulan        Roy           D. Jr.          January 1, 2003        Person(s) to Issuer             Original (Month/Day/Year)
-----------------------------------------   -------------------        (Check all applicable)
    (Last)        (First)       (Middle)    3.  I.R.S. Identi-         [ ] Director                -------------------------------
                                                fication Number        [ ] 10% Owner               7.  Individual or Joint/Group
    c/o Bravo! Foods International Corp.        of Reporting           [X] Officer (give title         Filing (Check Applicable
    11300 U.S. Highway 1, Suite 202             Person, if an              below)                      Line)
-----------------------------------------       entity                 [ ] Other (specify below)       [X] Form filed by One
    (Street)                                    (voluntary)                                                Reporting Person
                                                                           Vice President              [ ] Form filed by More than
    North Palm Beach, FL 33404                                             _____________________           One Reporting Person
-----------------------------------------   --------------------   ---------------------------------------------------------------
    (City)            (State)   (Zip)

Table I -- Non-Derivative Securities Beneficially Owned

___________________________________________________________________________________________________________________________________
1. Title of Security            |2. Amount of        |3. Ownership        |4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                   |   Securities       |   Form:            |   (Instr. 5)
                                |   Beneficially     |   Direct (D)       |
                                |   Owned            |   or               |
                                |   (Instr. 4)       |   Indirect (I)     |
                                |                    |   (Instr. 5)       |
___________________________________________________________________________________________________________________________________
Common Stock                    |   115,000          |   D                |
___________________________________________________________________________________________________________________________________
                                |                    |                    |
___________________________________________________________________________________________________________________________________
                                |                    |                    |
___________________________________________________________________________________________________________________________________
                                |                    |                    |
___________________________________________________________________________________________________________________________________
                                |                    |                    |
___________________________________________________________________________________________________________________________________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                              SEC 1473 (7/02)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control nummber.

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

___________________________________________________________________________________________________________________________________
1. Title of Derivative |2. Date Exercisable     |3. Title and Amount of Securities |4. Conver-    |5. Ownership  |6. Nature of
   Security            |   and Expiration       |   Underlying Derivative Security |   sion or    |Form of       |   Indirect
   (Instr. 4)          |   Date(Month/Day/Year) |   (Instr. 4)                     |   Exercise   |Derivative    |   Beneficial
                       |                        |                                  |   Price of   |Security:     |   Ownership
                       |                        |               |Amount or         |   Derivative |Direct (D) or |   (Instr. 5)
                       |Date        |Expiration |               |Number of         |   Security   |Indirect (I)  |
                       |Exercisable |Date       |Title          |Shares            |              |(Instr. 5)    |
___________________________________________________________________________________________________________________________________
Options                | 1/1/03     | 12/31/07  | Common Stock  | 100,000          | $0.40/share  | D            |
___________________________________________________________________________________________________________________________________
                       |            |           |               |                  |              |              |
___________________________________________________________________________________________________________________________________
                       |            |           |               |                  |              |              |
___________________________________________________________________________________________________________________________________
                       |            |           |               |                  |              |              |
___________________________________________________________________________________________________________________________________
                       |            |           |               |                  |              |              |
___________________________________________________________________________________________________________________________________

Explanation of Responses:



                           /s/ Roy D. Toulan, Jr.              January 2, 2003
                           _________________________________   _______________
                           **  Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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